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                                                                   Exhibit(h)(5)

                              EXCELSIOR FUNDS, INC.
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                AMENDED AND RESTATED ADMINISTRATIVE SERVICES PLAN


     Section 1. Upon the recommendation of SEI Investments Mutual Funds
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Services, Federated Services Company or U.S. Trust Company (each a
"Co-Administrator") as Co-Administrator of Excelsior Funds, Inc. (the "Company"), any officer of the Company (or any other person authorized by the Company's Board) is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Directors ("Servicing Agreements") with institutions that are shareholders of record or that have clients that are shareholders of record or beneficial owners of the Government Money Fund (the "Fund") of the Company, including without limitation the Company's service providers and their affiliates ("Service Organizations"). Such Servicing Agreements shall require the Service Organizations to provide or arrange for the provision of support services as set forth therein to their clients who beneficially own Institutional Shares of the Fund offered by the Company in consideration of a fee, computed and paid in the manner set forth in the Servicing Agreements, at the annual rate of up to .15% of the applicable net asset value of Institutional Shares beneficially owned by such clients. Among other institutions, any bank, trust company, thrift institution or broker-dealer is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Company with respect to Institutional Shares of the Fund in connection with Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of that class or series.

     Section 2. The Co-Administrators shall monitor the arrangements pertaining
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to the Company's Servicing Agreements with Service Organizations in accordance with the terms of the Co-Administration Agreement by and among the Co-Administrators and the Company. The Co-Administrators shall not, however, be obliged by this Plan to recommend, and the Company shall not be obliged to execute, any Servicing Agreement with any qualifying Service Organization.

     Section 3. So long as this Plan is in effect, the Co-Administrators shall
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provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     Section 4. This Plan shall become effective immediately upon the approval
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of the Plan (and the form of Servicing Agreement attached hereto) by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" as defined in the Investment Company Act of 1940 (the "Act") of the Company and have no direct or indirect financial interest in the operation of this Plan or in any Servicing Agreement or other agreements related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (or form of Servicing Agreement).


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     Section 5. Unless sooner terminated, this Plan shall continue until
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July 31, 2000 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4.

     Section 6. This Plan may be amended at any time by the Board of Directors,
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provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

     Section 7. This Plan is terminable at any time by vote of a majority of the
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Disinterested Directors.

     Section 8. While this Plan is in effect, the selection and nomination of
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the new Directors of the Company who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of the existing Disinterested Directors.

     Section 9. The Company initially adopted this Plan as of July 30, 1999.
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